UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 256-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2008, Cynosure, Inc. (the “Company”) entered into employment agreements (each, an “Employment Agreement”) with each of Michael R. Davin, the Company’s President, Chief Executive Officer and Chairman of the Board; Timothy W. Baker, the Company’s Executive Vice President, Chief Financial Officer and Treasurer; and Douglas J. Delaney, the Company’s Executive Vice President, Sales (each, an “Executive”). The new Employment Agreements entered into with Mr. Davin and Mr. Delaney replace and supersede employment agreements that the Company had entered into with those Executives in September 2003.

The Employment Agreements confirm the 2008 annual base salaries for each of the Executives that was determined in December 2007: Mr. Davin – $455,000; Mr. Baker – $305,000; and Mr. Delaney – $240,000. The Employment Agreements also provide that the base salary of each Executive will be subject to annual review and adjustment by the Board of Directors of the Company (the “Board”), but that in no event shall the Company pay the Executive less than 105% of his annual base salary in effect for the immediately preceding year.

Mr. Davin’s Employment Agreement provides that Mr. Davin is entitled to an annual performance bonus payment equal to 5% of the Company’s adjusted net profit each year. For purposes of Mr. Davin’s Employment Agreement, adjusted net profit is calculated based on the Company’s operating profit, excluding specified write-offs and non-recurring charges or gains, adjusted for an assumed fixed tax rate. Mr. Baker’s Employment Agreement provides that Mr. Baker is entitled to an annual target performance bonus to be determined by the Board based on target performance goals set by the Board for each calendar year. For 2008, Mr. Baker’s target performance bonus is $183,000, with the final amount to be determined by the Board based on the performance goals established by the Board in 2007. Mr. Delaney’s Employment Agreement provides that Mr. Delaney is entitled to an annual target commission bonus based on target performance goals set by the Board and Mr. Delaney for each calendar year. For 2008, Mr. Delaney’s target commission bonus is $270,000, the final amount to be determined by the Board based on the performance goals established by the Board in 2007.

Each Employment Agreement has an initial term of three years and will automatically renew for additional periods of two years each until either the Company or the Executive gives written notice of termination to the other party no later than twelve months prior to the end of the initial or extended term. Each of the Employment Agreements provides that upon the Executive’s termination without cause or following a change of control, or if the Executive resigns for good reason, the Executive is entitled to receive his base salary and other compensation and benefits under his employment agreement for 24 months following the termination or resignation. Each Executive is also entitled to receive the full amount of his bonus for the calendar year of such termination or resignation, as well as an amount equal to 110% of the bonus paid in the year of such termination or resignation, to be paid on or before the first anniversary of the effective date of his termination or resignation. The Employment Agreements also provide that all stock options or other stock rights granted to each of the Executives under the Company’s 2004 Stock Option Plan will immediately vest and become fully exercisable upon such termination or resignation. The Executive will not be entitled to the above payments if his employment is terminated for cause or if he resigns without good reason.

Pursuant to each Employment Agreement, each Executive is prohibited from competing with the Company or soliciting its executives, customers or suppliers for a period of twelve months following the termination of employment for any reason. However, the non-competition provisions described in the preceding sentence will not apply if the Executive is terminated without cause, resigns for good reason, or is terminated because the Company failed to obtain the agreement from any successor to the Company to assume the Executive’s employment agreement, as required by each Employment Agreement.

Each Employment Agreement also contains a tax gross-up provision whereby if the Executive incurs an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of his receipt of a payment that is contingent on a change in ownership or control of the Company and constitutes an excess parachute payment as defined in Section 280G of the Code, the Executive will receive a gross-up payment in an amount that generally will place the Executive in the same after-tax position that he would have been in if no excise tax had applied and no gross-up payment was made.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements, which are attached as Exhibits 10.1, 10.2, and 10.3 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated December 15, 2008, by and between the Company and Michael R. Davin

10.2	Employment Agreement, dated December 15, 2008, by and between the Company and Timothy W. Baker

10.3	Employment Agreement, dated December 15, 2008, by and between the Company and Douglas J. Delaney

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.

Date: December 19, 2008	By:	/s/ Timothy W. Baker
Timothy W. Baker Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated December 15, 2008, by and between the Company and Michael R. Davin

10.2	Employment Agreement, dated December 15, 2008, by and between the Company and Timothy W. Baker

10.3	Employment Agreement, dated December 15, 2008, by and between the Company and Douglas J. Delaney